CONFIDENTIALITY, NON-COMPETITION,
AND NON-SOLICITATION AGREEMENT

This CONFIDENTIALITY, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT (this “Agreement”) is made and entered into as of May 25, 2018 (the “Effective Date”), by and between Baldwin & Lyons, Inc., an Indiana corporation (the “Company”), and Jeremy Goldstein (the “Executive“).
PRELIMINARY STATEMENTS
The Company is in the highly competitive insurance industry and its products and services include, but are not limited to, marketing and underwriting insurance for the transportation industry, insurance brokerage operations, claims servicing, loss prevention services, automobile insurance, reinsurance, workers compensation insurance, professional liability insurance, and related services (the “Business”).  The Company conducts the Business throughout the United States, Canada, Puerto Rico, and Bermuda, and has its headquarters in Carmel, Indiana; and
Upon the execution of this Agreement, the Executive agrees to continue to serve as a highly valued member of the Company’s team, specifically as one of the Executive Vice Presidents of the Company or one of its subsidiaries, with duties and responsibilities coextensive with critical areas of the Business, including, but not limited to, assisting in developing the Company’s business strategies, working closely with highly valued customers of the Company, and he/she has access to virtually all of the Company’s Confidential Information.  In such role, the Executive developed substantial business knowledge and expertise in the conduct of the Business, close relationships with highly valued customers of the Company, and he/she has acquired knowledge regarding Confidential Information of the Company; and
This Agreement is entered into to secure Executive’s continued service to the Company and to protect, among other things, the Company’s goodwill, customer and referral relationships, trade secrets, intellectual property, confidential information, and other property that is proprietary to the Company.
In consideration of the mutual promises set forth in this Agreement, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company (the “parties”) hereby agree as follows:
1. Continued Service.  The Executive agrees to continue to perform the duties of his/her position to the best of his/her abilities.
2. Employment At-Will.  Subject to Section 3 below, Executive will be employed by the Company on an at-will basis which means that he/she may terminate his/her employment at any time for any or no reason, and that the Company may terminate his/her employment at any time for any or no reason.

3. Termination of Employment.
3.01 Termination by Company.  In the event the Company terminates the Executive’s employment, the Company shall make a Separation Payment to the Executive in an amount that is equivalent to twenty-four (24) months of the Executive’s then current base salary, less applicable taxes and other legally-required deductions, the Executive’s holiday bonus for two (2) years, and an amount equal to the Executive’s annual incentive bonus (including, but not limited to the Executive’s AIP and LTIP) for the year in which separation occurs.  Further, the Company shall pay for all costs associated with the continuation of Executive’s medical, dental, and/or vision benefits under COBRA for a period of twelve (12) months, which period shall begin on the first day of the month following the Executive’s Separation Date.  If Executive is dismissed for dishonest activities, fraud, gross neglect of duty, or misconduct, the Executive shall not be entitled to any such Separation Payment.
3.02 Termination by Executive for Good Reason.  Executive may terminate his/her employment with the Company   and receive the same benefits as described in 3.01 above upon the occurrence of any of the following circumstances:
(a)
The assignment to Executive of duties lasting more than sixty (60) days that are materially inconsistent with Employee’s then current position or a material change in his reporting relationship to the CEO or his/her successor;

(b)
The assignment of Executive of duties or association with activities which, if performed, could create a material risk to the professional reputation of the Executive, subject the Executive to personal liability under state or federal law, violate any applicable code of professional conduct, or create an untenable employment environment.

(c)
The failure of the Company to continue to provide Executive with office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) within the Company’s principal executive offices commensurate with his/her responsibilities to, and position within, the Company;

(d)
A reduction by the Company in the amount of Executive’s base salary or the discontinuation or reduction by the Company of Executive’s participation at the same level of eligibility as compared to other peer employees in any incentive compensation, additional compensation, benefits, policies or perquisites subject to Executive understanding that such reduction(s) shall be permissible if the change applies in a similar way to other peer level employees;

(e)	The relocation of the Company’s principal executive offices or Executive’s place of work to a location requiring a change of more than fifty (50) miles in Executive’s daily commute;

(f)	A failure by the Company to perform its obligations under this Agreement; or

(g)	If Executive terminates employment on or before the two (2) year anniversary of the Occurrence of a Change in Control. “Change in Control”shall mean the occurrence of any of the following events.
(1)
Any Person acquires ownership of the Class A Common Stock that, together with Class A Common Stock previously held by the acquirer, constitutes more than fifty percent (50%) of the total Fair Market Value or total voting power of the Company’s stock.  If any Person is considered to own more than fifty percent (50%) of the total Fair Market Value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person does not cause a change in ownership.  An increase in the percentage of stock owned by any Person as a result of a transaction in which the Company acquires its stock in exchange for property, is treated as an acquisition of stock;

(2)
Any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by that Person) ownership of the Company’s stock possessing at least thirty percent (30%) of the total voting power of the stock;

(3)
A majority of the members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of appointment or election; or

(4)
Any Person acquires (or has acquired during the twelve (12) month period ending on a date of the most recent acquisition by that Person) assets from a corporation that have a total gross fair market value equal to at least forty percent (40%) of the total gross fair market value of all the Company’s assets immediately prior to the acquisition or acquisitions.  Gross fair market value means the value of the Company’s assets, or the value of the assets being disposed of, without regard to any liabilities associated with these assets.

A Change of Control shall not apply with respect to the assumption or reallocation of Class A  Common Stock among the Shapiro family or entities, as disclosed in the definitive proxy statements filed by the Company with the Securities Exchange Commission;
In determining whether a Change of Control occurs, the attribution rules of Code Section 318 apply to determine stock ownership.  For purposes of the definition of Change of Control, a "Person" shall mean any person, entity or "group" within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (a) any member of the Company Group, (b) a trustee or other fiduciary holding securities under an employee benefit plan of any member of the Company Group, (c) an underwriter temporarily holding securities pursuant to an offering of such securities or (d) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company.

In the event the Executive terminates employment with the Company for Good Reason as defined above, the Company will provide Executive with the Separation Payment described in subsection 3.01 above.

3.03 Release. As a condition to the Executive’s receipt of the above-described Separation Payment, he/she shall execute a release of claims in a form prepared by and satisfactory to the Company.  Within fourteen (14) business days of the effective date of such release of claims, the Executive shall receive the first Separation Payment described above, which will be paid over the course of twenty-four (24) months in accordance with the Company’s regular bi-weekly payroll schedule.  The Executive acknowledges and agrees that his/her obligations as set forth below, and the rights of the Company as described in this Agreement, shall be enforceable by the Company, whether or not the Executive executes the above-described release of claims and receives the Separation Payment.

4. Confidentiality.  The Executive acknowledges and agrees that he/she shall maintain the confidentiality of this Agreement and shall not disclose it to any other employee of the Company or other person; provided, however, he/she may disclose it to his/her spouse and/or legal counsel or as required by law.  The Executive also acknowledges and agrees that the Confidential Information (as defined below) of the Company, its subsidiaries, and affiliates (the “Company Group”) and all physical embodiments thereof are valuable, special and unique assets of the business of the Company Group and have been developed by the Company Group at considerable time and expense.  Such Confidential Information is the sole property of the Company Group and the Executive has no individual right or ownership interest in any of the Company Group’s Confidential Information. The Executive further acknowledges that access to such Confidential Information will be needed in connection with the performance of his/her duties and responsibilities during his/her employment with the Company. Therefore, the Executive agrees that, except as necessary in regard to his/her assigned duties and responsibilities with the Company, he/she shall hold in confidence all Confidential Information and will not reproduce, use, distribute, disclose, publish, or otherwise disseminate any Confidential Information, in whole or in part, and will take no action causing, or fail to take any action necessary to prevent causing, any Confidential Information to lose its character as Confidential Information, nor willfully make use of such information for his/her own purposes or for the benefit of any person, firm, corporation, association, or other entity (except the Company Group) under any circumstances.

Notwithstanding the above, the Executive may disclose such Confidential Information pursuant to a court order, subpoena, or other legal process, provided that, at least ten (10) days (or such lesser period as is practicable given the terms of any order, subpoena or other legal process) in advance of any legal disclosure, he/she shall furnish the Company with a copy of the judicial or administrative order requiring that such information be disclosed together with a written description of the information to be disclosed (which description shall be in sufficient detail to allow the Company to determine the nature and scope of the information proposed to be disclosed), and the Executive agrees to cooperate with the Company Group to deliver the minimum amount of information necessary to comply with such order.
For purposes of this Agreement, the term “Confidential Information” means information, including but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, pricing, rates, forms, loss prevention practices, claims data, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use. Notwithstanding anything contained herein to the contrary, Confidential Information does not include information that: (a) is or becomes generally available to the public, other than through any wrongful act or omission by the Executive or any other person or entity; (b) becomes available to the Executive on a non-confidential basis from a source other than the Company Group, provided it is not subject to a confidentiality agreement between a member of the Company Group and a third party; or (c) is required to be disclosed pursuant to applicable federal, state, or local laws or judicial process.  The provisions of this Section 2 shall apply to Confidential Information during the Term and at all times thereafter, and shall survive the termination of this Agreement and the Executive’s separation of employment.
Executive agrees to maintain in trust, as the Company’s property, all documents, information and Confidential Information, both in tangible and intangible form, concerning the Company’s Business or the Executive’s role for Company.  Executive agrees to return to Company all documents or other property belonging to the Company, including any and all copies thereof (whether in tangible or intangible form) in the possession or under the control of Executive upon separation of employment or at any other time upon request of Company.
This Agreement supplements and does not supersede Executive’s obligations under all statute(s) and common law(s) that protect the Company’s trade secrets and/or property.

5. Restrictive Covenants.
5.01     Non-Competition.
(a) During the Restricted Period, Executive shall not, directly or indirectly, for or on behalf of a Specified Competitor (as defined below), market, offer, promote, manage, or sell Competitive Products.  “Competitive Products” are those products and/or services that are the same as or substantially similar to (in terms of type, brand, functionality, or purpose) the products and services designed, developed, sold, marketed and/or distributed by the Company Group, as well as the products and services under development by the Company Group, in each case at any time during the two (2) year period immediately preceding the Separation Date. A “Specified Competitor” of the Company is defined as (1) Fairfax Financial Holdings, including all of its subsidiaries or affiliates, or (2) any entity or operation engaged in any type of underwriting, administration, agency, reinsurance or   property & casualty industry that has been in existence for less than two (2) years from the date on which the Executive begins his/her/her relationship with such entity, or (3) any entity or which the Executive becomes an owner, executive or principal, to the extent that it is involved in any business concern that involves any Competitive Products (including, without limitation, an insurance agency that sells or administers Competitive Products).  The restrictions contained in this paragraph are necessary because of the Executive’s extensive knowledge of the Business, the industry as a whole, and the Company’s customers, and because a competitor would gain an unfair competitive advantage by associating with the Executive during the Restricted Period.  These restrictions are not intended to restrict Executive’s ability to practice law.
(b) Due to the nature of the Business and the nature of the Executive’s job duties and responsibilities with the Company, which are co-extensive with the entire scope of the Company’s Business, the broadest geographic scope enforceable by law for the restrictions set forth in Section 5.01(a) shall be applicable, as follows:
The United States of America, Canada, Puerto Rico, and Bermuda;
Each state, province, commonwealth, territory, and other political subdivision of the United States of America, Canada, Puerto Rico, and Bermuda;

Indiana and any state, province, commonwealth, territory, or other political subdivision in which the Executive performed any services for the Company Group at any time in the two (2) year period immediately preceding the Separation Date; and

Within one hundred (100) miles of any office or facility of the Company Group.
(c) “Restricted Period” means throughout the Term and for a period of twenty-four (24) months immediately following the Term (regardless of how, when or why the Executive’s employment relationship ends). The Restricted Period shall be tolled automatically by any period in which the Executive is in violation of any of his/her restrictive covenant obligations set forth in Section 5 of this Agreement.
(d) Ethical Obligations.  Notwithstanding anything contained herein to the contrary, Employee acknowledges that Employee has certain independent ethical obligations concerning confidentiality and conflicts of interest imposed by the applicable provisions of the Indiana Rules of Professional Conduct (as well as possibly other model rules of professional conduct), which prevent or limit Employee in Employee’s capacity as an attorney from representing or otherwise working for any direct or indirect competitor of the Company whose interest may be materially adverse to the interest of the Company as well as prohibit Employee from disclosing, relying upon or otherwise using Company information for the benefit of such competitors.  Employee acknowledges that such ethical obligations, specifically including Rules 1.6 through 1.9 of the Indiana Rules of Professional Conduct, shall be deemed part of this Agreement and shall run concurrent with all other restrictive covenant obligations contained herein.

5.02.   Non-Solicitation.
(a) For a period of twenty-four (24) months immediately following the Separation Date, directly or indirectly, call upon, solicit, accept any business of, provide any services or products to, contact, or have any communication with any Customer for the purpose of: (i) diverting or influencing, or attempting to divert or influence, any business of such Customer to any Competitor (as defined below), or (ii) marketing, selling, offering, or providing any Competitive Products (as defined above).  A “Customer” is defined as any person or entity for or to whom the Company Group sold or distributed any products or services during the two (2) years prior to the Separation Date or during the Term of this Agreement.
(b) During the Restricted Period, the Executive shall not, directly or indirectly, call upon, solicit, accept any business of, provide any services or products to, contact, or have any communication with any Prospect for the purpose of: (i) diverting or influencing, or attempting to divert or influence, any business of such Prospect to any Competitor (as defined below), or (ii) marketing, selling, offering, or providing any Competitive Products (as defined above).  A “Prospect” is defined as any person or entity: (x) for or to whom the Company Group provided a quote to provide products or services; (y) for or to whom the Company Group was preparing a quote to provide products or services at the time of the Executive’s separation from the Company.
(c) For a period of twenty-four (24) months immediately following the Separation Date, the Executive shall not, directly or indirectly, solicit for employment, endeavor to entice away from the Company Group, hire or retain (or attempt to do any of the foregoing) any person who is or was an employee, independent contractor, or other personnel of Company Group at any time during the twelve (12) month period prior to the Separation Date, or interfere in any way with the relationship between the Company Group and any of its Customers, employees, independent contractors, or other personnel.
(d) A “Competitor” of the Company is any entity engaged in similar insurance Business as the Company Group to the extent that they are involved in any business concern that involves any Competitive Products (including, without limitation, an insurance agency that sells Competitive Products).
5.03.    Non-Disparagement.  During the Term, and at all times thereafter, the Executive shall not, directly or indirectly, make any negative or disparaging statement or encourage others to make any such statement that has the effect of embarrassing or criticizing the Company Group, the services and products offered or provided in the Business, including, without limitation, the Company Group’s actual or prospective Customers or employees.
5.04.      Survival.  The obligations of the Executive and the rights of the Company pursuant to this Section 3 shall survive any termination of this Agreement for the periods of time specified herein, or, if no time limitation is included, indefinitely.

5.05.   Remedies.

(a) Remedies.  The parties recognize, acknowledge and agree that (i) any breach or threatened breach of the provisions of Sections 5.01 or 5.02 shall cause irreparable harm and injury to the Company and that money damages alone will not provide an adequate remedy for such breach or threatened breach, (ii) the duration, scope and geographical application of Sections 5.01 and 5.02 are fair and reasonable under the circumstances of the Business, and are reasonably required to protect the legitimate business interests of the Company, (iii) the restrictions contained in Sections 5.01 and 5.02 will not prevent the Executive from earning or seeking a livelihood, and (iv) the restrictions contained in Sections 5.01 and 5.02 shall apply in all areas where such application is permitted by law.  Accordingly, the Executive agrees that the Company shall be entitled to have the provisions of Sections 5.01 and 5.02 specifically enforced by any court having jurisdiction, and that such a court may issue a temporary restraining order, preliminary injunction, or other appropriate equitable relief, without having to prove the inadequacy of available remedies at law, having to post any bond or any other undertaking.  In addition, the Company shall be entitled to avail itself of all such other actions and remedies available to it or any member of the Company Group under law or in equity and shall be entitled to such damages as it sustains by reason of such breach or threatened breach.   It is the express desire and intent of the parties that the provisions of Sections 5.01 and 5.02 be fully enforced.
(b) Severability.  In light of the fact that the covenants set forth in this Section 5 are reasonably required to protect the Company’s legitimate interests, if any provision of Section 5 hereof is held to be unenforceable because of the duration of such provision, the area covered thereby or the scope of the activity restrained, the parties hereby expressly agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and/or the scope of the activity to be restrained contained in such provision and, in its reduced form, such provision shall then be enforceable.  Furthermore, if any court shall refuse to enforce any of the separate covenants deemed included in Section 5, then such unenforceable covenant shall be deemed eliminated from the provisions hereof to the extent necessary to permit the remaining separate covenants to be enforced in accordance with their terms.  The prevailing party in any action arising out of a dispute in respect of any provision of this Section 5 shall be entitled to recover from the non-prevailing party reasonable attorneys’ fees and costs and disbursements incurred in connection with the prosecution or defense, as the case may be, of any such action.

6. Works for Hire/Inventions. The Executive acknowledges that all original works of authorship that are made by him (solely or jointly with others) within the scope of his/her employment and that are protectable by copyright are “works made for hire,” pursuant to the United States Copyright Act (17 U.S.C. §101). Any and all inventions, improvements, discoveries, designs, works of authorship, concepts or ideas, or expressions thereof, whether or not subject to patents, copyrights, trademarks or service mark protections, and whether or not reduced to practice, that are conceived or developed by the Executive while employed with the Company and which relate to or result from the actual or anticipated business, work, research or investigation of the Company (collectively, “Inventions”), shall be the sole and exclusive property of the Company, as applicable.  The  Executive shall do all things reasonably requested by the Company to assign to and vest in the Company the entire right, title and interest to any such Inventions and to obtain full protection therefor.
7. Waiver.  No failure on the part of either party hereto to exercise, and no delay by either party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by either party hereto preclude any other or further exercise thereof or the exercise by such party of any other right, power or remedy.   No express waiver or assent by either party hereto of any breach of or default in any term or condition of this Agreement by the other party shall constitute a waiver of or an assent to any succeeding breach of or default in the same or any other term or condition hereof.
8. Severability.  All rights and restrictions contained in this Agreement may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable.   If any term of this Agreement, or part thereof, not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof, or part thereof, shall constitute their agreement with respect to the subject matter hereof and all such remaining terms, or parts thereof, shall remain in full force and effect.   To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision, which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

9. Notices.  All notices, requests, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by Federal Express or other similar express courier.  The addresses and facsimile numbers of the parties for purposes of this Agreement are:
Company: Baldwin & Lyons, Inc.
111 Congressional Blvd., Suite 500
Carmel, IN 46032
Attention:  Human Resources

Executive: Jeremy Goldstein
___________________
___________________

Either party may change the address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.
10. Governing Law/Venue.  This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Indiana without reference to any jurisdiction’s principles of conflicts of law to the contrary.  The parties consent to the exclusive jurisdiction of all state courts located in Hamilton County, Indiana, or the federal courts located in Marion County, Indiana, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action, or other proceeding arising out of, or in connection with, this Agreement, or any of the transactions contemplated hereby including, without limitation, any proceeding relating to provisional remedies and interim or injunctive relief.  Each party hereby expressly waives any and all rights to bring any suit, action, or other proceeding in or before any court or tribunal other than the courts described above, and covenants that it shall not seek in any manner to resolve any dispute other than as set forth in this section, or to challenge or set aside any decision, award, or judgment obtained in accordance with the provisions hereof. Each party hereby expressly waives any and all objections it may have to venue, including, without limitation, the inconvenience of such forum, in any of such courts. In addition, each party consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement.
11. Assignment.  The parties acknowledge that this Agreement has been entered into as a result of, among other things, the specialized knowledge and experience of the Executive, and agree that this Agreement may not be assigned or transferred by him.  The rights and benefits of the Company under this Agreement shall be transferable to any member of the Company Group or to any successor, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against its successors and assigns.
12. Entire Agreement.  This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.  This Agreement supersedes and replaces any prior such agreement(s) between the parties.

13. Incorporation of Preliminary Statements.  The Preliminary Statements to this Agreement are herein incorporated into this section of the Agreement.  The terms of this Agreement shall remain in full force and effect regardless of whether the Executive’s position, title, role or responsibilities identified in the Preliminary Statements changes by reason of promotion, reassignment, demotion, or otherwise.
14. Statutory and Common Law Duties.  The duties that the Executive owes to the Company under this Agreement shall be deemed to include all applicable federal and state statutory and common law obligations and such duties do not in any way supersede or limit any of the obligations or duties that he/she owes to the Company pursuant to any applicable law.

15. Construction of Agreement.  This Agreement shall be deemed to have been drafted jointly by the parties, and, in the event of an ambiguity in this Agreement, this Agreement shall not be construed against either party as a result of the drafting hereof. All nouns, pronouns, and any variation thereof shall be deemed to refer the masculine, feminine, neuter, singular, or plural as the context may require.

16. Prospective Employer. During any applicable Restricted Period, the Executive shall inform any prospective employer about the existence of this Agreement before accepting employment.

17. Executive’s Acknowledgments.  The Executive acknowledges and agrees that he/she has carefully read this entire Agreement and has been given the opportunity to discuss this Agreement with the Company and, if he/she so chooses, his/her legal counsel before signing. He/she acknowledges and agrees that the restrictions set forth in this Agreement are reasonable and necessary for the reasonable and proper protection of the Company and the Business.  He/she acknowledges that he/she has been given a copy of this Agreement.  By signing, the Executive agrees to accept all of the terms and conditions of this Agreement and he/she understands that the Company is relying upon his/her stated acceptance of such terms and conditions.

18. Counterparts.  This Agreement may be executed in two (2) original, facsimile, or electronic counterparts, each of which will be deemed to be an original, but both of which when taken together shall constitute one and the same document.  Only one (1) counterpart signed by the party against whom enforceability is sought must be produced to evidence the existence of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

THE COMPANY:

BALDWIN & LYONS, INC.

By:

Name:

Title:

THE EXECUTIVE:

______________________________________
Jeremy Goldstein
______________________________________

 Date